                                                    EXHIBIT 10.15

                    ENSERCH EXPLORATION, INC.
                    PERFORMANCE INCENTIVE PLAN
                        CALENDAR YEAR 1996




I.   Purposes

     The purposes of the Enserch Exploration, Inc. Performance Incentive Plan (the "Plan") are to:

     A.   Encourage and reward improved performances by the segment.


     B. Provide reward incentives for the achievement of specific perfor-mance goals or objectives that may be periodically established.


     C. Provide an appropriate level of executive compensation commensurate with that of similar businesses.


     D. Provide an incentive for key management personnel to perform in a manner that ultimately benefits the Corporation's shareholders and the Company's customers.



     II.  Eligibility

     Key managers as specifically designated shall be eligible for participa-tion in the Plan. Participation in the Plan shall occur upon the recommendation of the Chairman of Enserch Exploration, Inc. and approval of the Compensation Committee of Enserch Exploration, Inc.

     The existence of this Plan does not prevent the existence of other bonus plans. However, Participants in this Plan may not participate in any other cash bonus or incentive plans or programs offered by ENSERCH, or any of its subsidiaries or affiliates, other than compensation and incentive plans made generally available to all executives of Enserch Exploration, Inc. The Compensation Committee of Enserch Exploration, Inc. may also award special bonuses on a discretionary basis to reward meritorious performance not compensated by this Plan.




    III.  Definitions and Bonus Factors

     Subject to the conditions and limitations described herein, bonus award payments may be made to the Participants under the Plan as hereinafter set out. For purposes of the Plan, the following definitions apply:


     A.   Participant
          Each of the key management personnel of the business segment recommended for participation by the Chairman of Enserch Explora-tion, Inc. and approved by the Compensation Committee of Enserch Exploration, Inc. is a Participant. Each Participant will be individually notified of his or her participation together with the applicable factors approved for the determination of each individual bonus opportunity.


     B.   Base Salary

          The annual Base Salary designated for the Participant is that contained in the applicable payroll records and earned by the Participant, exclusive of any payment under any bonus plan, deferred compensation, salary deferral plan, expense reimbursement or fringe benefit, for the annual period covered by the bonus award.



     C.   Target Bonus Factor

          A specified percentage of the Participant's Base Salary which would be the bonus payable to a Participant upon 100% goal achievement. The Target Bonus Factor applied to Base Salary is the Target Bonus.



     D.   Performance Goals

          Expressed, measurable goals established as the basis for bonus awards for the annual bonus period, each having a corresponding weighting factor expressed as a percentage. No more than five Performance Goals will be used for any annual period. The weighting factors for all Performance Goals for an annual period aggregate 100%.



     E.   Goal Achievement Factor

          A percentage representing the level of actual achievement of each Performance Goal, calculated at the end of each Plan year (calendar year).



     F.   Performance Factor

          The sum of the individual weightings multiplied by the corre-sponding Goal Achievement Factor which is applied to the Target Bonus to derive the bonus.

     G.   Bonus Calculation

          In summary:

          Target Bonus        =   Base Salary x Target Factor

          Bonus               =   Target Bonus Factor x Performance Factor

          Performance Factor  =   Weighting1 x Goal Achievement Factor1
                                  + Weighting2 x Goal Achievement Factor2
                                  + Weighting3 x Goal Achievement Factor3
                                  + Weighting4 x Goal Achievement Factor4
                                  + Weighting5 x Goal Achievement Factor5

          The minimum bonus shall be zero.



     IV.  Bonus Payments


     A. A Participant's bonus will be paid in cash to a Participant as follows, provided the Participant continues to be eligible under the terms of the Plan. One-half of the bonus will be paid in cash, in a single lump sum, less applicable withholding taxes, as soon as practicable after the end of the calendar year to which the bonus relates, but in any event, not later than April 1 of the following year. The remaining one-half of the bonus will be divided into two equal payments, each in cash, less applicable withholding taxes, and paid not later than April 1 of each of the two years immediately following the year of the payment of the current award, provided the Participant remains eligible for payments.


     B. To be eligible for receipt of each payment of the bonus, a Participant must continue to be employed by the Company at the time each payment is to be paid, unless that Participant's employment terminates by reason of retirement, death or disability, or as described in D below. Participants who terminate their employment voluntarily or who are terminated by the Company, other than under circumstances described below, will not be eligible to receive any portion of any bonus award which has been granted for prior years but unpaid as of the date of termination.


     C. All bonus payments credited to a Participant under this Plan during his or her active employment shall be paid under the terms of the Plan to any Participant who retires at age 60 or above in accordance with his/her employer's approved retirement plan, or to any Participant who becomes disabled and receives disability benefits in accordance with its long-term disability plan.

          In the event of a Participant's retirement at or above age 60 or death during a Plan year, assuming employee has worked for at least one-half of the Plan Year, to the extent practicable, any bonus awarded for achievement of goals to which the Participant contributed shall be prorated and the appropriate portion paid. A decision by the Chairman of Enserch Exploration, Inc. as to what may be an appropriate portion shall be final and binding on all parties.

          In the event of a Participant's death, all bonus awards resulting from a partial award for a prorated portion of the Plan Year or those which have been credited to such Participant prior to the date of death but remain unpaid and which would otherwise have been received will be paid to the designated beneficiary or, if no beneficiary is designated, to the employee's estate, in one lump sum as soon as practicable, but no later than six months following the death of the employee.

          In the event a Participant's employment terminates for any reason other than retirement, disability or death, or as described in D below, prior to the time a bonus payment is paid, no bonus shall be payable for either a portion of or for a full Plan year, or for any unpaid bonus awards credited in prior years.


     D. In the event that Enserch Exploration, Inc. shall, pursuant to action by its Board, at any time propose to merge into, consolidate with, or sell or otherwise transfer all or substantially all of the assets of the segment to another corpora-tion, in which Enserch Exploration, Inc. would be in a minority position, all bonus awards which have been granted but remain unpaid, and a bonus award based on a 100% performance factor the Plan Year in which such action occurs, shall be immediately paid to Participant and the Participant shall not be required to be employed by the Corporation in order to receive the payment.


V.   Establishment of Performance Goals


     Performance Goals will be established annually by the President of Enserch Exploration, Inc. after receiving requisite approval, with one to five certain expressed, specific, objective and measurable goals in such Plan defined as the Performance Goals for which bonus will be paid if achieved. A minimum of 50% of the weighting will be applied to the attainment of operating income goal achievement or specific oil and gas production goals that determine operating income.


     VI.  Operating Income Goal Achievement

     The Goal Achievement Factor pertaining to achievement of operating income goals is standardized as follows:


      If Operating Income Ratio is:          Operating Income Goal
                                          Achievement Factor will be:

         less than 0.90                       0% minus 0.5% for each 0.01
                                              less than 0.90

         between 0.90 and 1.00                20% plus 8% for each 0.01
                                              greater than 0.90

         above 1.00                           100% plus 1% for each $1 million
                                              greater than budgeted operating
                                              income, as adjusted, up to a
                                              maximum of 150%


     Achievement Factors will be prorated between the amounts nearest percentages specified above.

     The following definitions apply:

     Operating Income Ratio

     The ratio of the applicable business unit's actual operating income for the Plan year to the budgeted operating income, which budgeted operating income is adjusted to take into account the effects of product price and severance tax variations when applicable. The accrual of expense for this Plan will be included as expense deducted for the determination of actual operating income.


     Price Adjustment

     A factor used to adjust budgeted operating income such that the Partici-pant will not benefit from or be penalized by oil, gas and NGL price fluctuations when measuring the attainment of budgeted operating income for the particular unit or for the Company.

     In summary:

       Operating Income
         Ratio           =         (Actual Operating Income)/(Budgeted
                                   Operating Income + Price Adjustment)

       Price Adjustment  =         (Actual Average Oil Price - Budgeted
                                   Oil Price) x Budgeted Net Interest
                                   Oil Sales Volume
                                   + (Actual Average Gas Price -
                                   Budgeted Gas Price) x Budgeted Net
                                   Interest Gas Sales Volume
                                   + (Budgeted Severance Taxes - Actual
                                   Severance Taxes)

VII. Reserve Addition Goal

     For the purposes of defining Performance Goals related to reserve additions, the following definitions and provisions apply.

     A.   Finding Cost

          The cost of reserve additions utilizing the Company's methodologies, statistics, reserve values, and accounting and other data as calculated in the Company's sole judgment.

     B.   Reserve Additions

          Reserve additions or reductions shall be based upon the estimates of DeGolyer and MacNaughton submitted in the final report for a calendar year. No adjustments will be made in future years for revisions or adjustments made in these estimates in subsequent years' reports.



   VIII.  Conflict of Interest

     If at any time during the period the Participant is to receive or accrue payments hereunder, the Participant engages in the employment, consulta-tion or representation of any corporation, partnership, individual, political subdivision, or any enterprise that is engaged in any action or proceeding that could be reasonably construed as being adverse to the interest of the Company, the Participant and his beneficiaries or heirs shall forfeit all rights to receive payments of bonus awards provided under this Plan regardless of whether or not such payments had been previously approved by the Company; except that before any such termina-tion under this section of the Participant's right to receive payments, the Company shall notify the Participant in writing of its opinion about the adversary situation, after which time the Participant shall have a period of 15 days to correct the situation to the satisfaction of the Company as to preclude benefit termination.

     This provision shall apply to full-time and part-time employees of the Company and to retired or terminated employees. For purposes of this Plan, the Company shall determine within its sole discretion whether or not the Participant's actions can be reasonably construed as adverse to the Company's interests.


    IX.   Administrative Provisions


     A.   Discretion

          Notwithstanding any calculation of bonus in accordance with the foregoing provisions, the Chairman of Enserch Exploration, Inc. may within his sole discretion alter or eliminate any bonus award developed under this Plan in order to achieve equity in the administration of the Plan within Enserch Exploration, Inc. as a whole.


     B.   Termination

          This Plan may be terminated at any time by the Company. Notifica-tion of termination will be given to the then Participants. A Plan termination will not prevent payment of bonuses where goal achievement has been completed in a calendar year for which Performance Goals had been approved. If the Plan is terminated during a Plan year in which Performance Goals have been established under the Plan, performance will be prorated and bonuses paid proportionally. The Company's decision relative to such payment shall be final and binding on all parties. Such termination will be applicable to new bonus awards and will not affect credited but unpaid bonus amounts from prior bonus years.


     C.   Effective Date

          This Plan is effective with the calendar year commencing January 1, 1996 and for the ensuing calendar years until terminated.


     D.   No Contract

          Nothing in this Performance Incentive Plan shall be deemed by implication, action or otherwise to constitute a contract of employment or otherwise to impose any limitation on any right of the Corporation nor any of its operating units to terminate a Participant's employment at any time.


     E. Under provisions of the ENSERCH Retirement and Death Benefit Program of 1969, this bonus program qualifies as an "annual performance based incentive plan" and is to be included in "final average pay" for purposes of pension calculations.